EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
Westport Resources Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-42107 and 333-102281) on Form S-3, (No. 333-105834) on Form S-4 and (Nos. 333-05225, 333-68878, and 333-58338) on Form S-8 of Westport Resources Corporation (formerly Belco Oil & Gas Corp.) of our report dated February 13, 2004, with respect to the consolidated balance sheet of Westport Resources Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in this December 31, 2003 Annual Report on Form 10-K of Westport Resources Corporation.

Our report refers to a change in the method of accounting for derivative instruments and hedging activities, and to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

/s/ KPMG LLP

Denver, Colorado
March 3, 2004